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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No. _______)*


                       Fusion Medical Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   361128101
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]    Rule 13d-1(b)

       [_]    Rule 13d-1(c)

       [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   361128101

--------------------------------------------------------------------------------
      1.  Names of Reporting Persons.       Interface Biomedical Laboratories Corporation

          I.R.S. Identification Nos. of above persons (entities only).         ###-##-####
--------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions)         n/a

          (a) [_]

          (b) [_]
--------------------------------------------------------------------------------
      3.  SEC Use Only
--------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization                    New York
--------------------------------------------------------------------------------
Number of         5.  Sole Voting Power                     628,210
Shares Bene-     ---------------------------------------------------------------
ficially Owned    6.  Shared Voting Power                         0
by Each          ---------------------------------------------------------------
Reporting         7.  Sole Dispositive Power                628,210
Person With:     ---------------------------------------------------------------
                  8.  Shared Dispositive Power                    0
--------------------------------------------------------------------------------
    9.  Aggregate Amount Beneficially Owned by Each Reporting Person     628,210
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)     5.6%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)     CO

Item 1.

        (a)   Name of Issuer       Fusion Medical Technologies, Inc.

        (b)   Address of Issuer's Principal Executive Offices
                                                            34175 Ardenwood Blvd
                                                            Fremont, CA 94555

Item 2.

        (a)   Name of Person Filing Interface Biomedical Laboratories
              Corporation

        (b)   Address of Principal Business Office or, if none, Residence
                                                            7600 Ridge Boulevard
                                                            Brooklyn, NY 11209

        (c)   Citizenship    United States of America

        (d)   Title of Class of Securities          Common Stock

        (e)   CUSIP Number        361128101

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [_] An investment advisor in accordance with (S)240.13d-1(b)(1)(ii)(E);

        (f)  [_] An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F);

        (g)  [_] A parent holding company or control person in accordance with
                 (S)240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount of beneficially owed:  628,210

       (b)    Percent of class:  5.6%

       (c)    Number of shares as to which the person has:

              (i)    Sole power to vote or to direct the vote.  628,210

              (ii)   Shared power to vote or to direct the vote.

              (iii)  Sole power to dispose or to direct the disposition of.
                     628,210

              (iv)   Shared power to dispose or to direct the disposition of.

CUSIP NO. 361128101

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

       n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

       n/a

Item 8.  Identification and Classification of Members of the Group

       n/a

Item 9.  Notice of Dissolution of Group

       n/a

Item 10. Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                              FEBRUARY 12, 2001
                                              ----------------------------------
                                                          Date

                                              /s/  PHILIP M. SAWYER
                                              ----------------------------------
                                                          Signature

                                              PHILIP M. SAWYER, Vice President
                                              ----------------------------------
                                                          Name/Title